EXHIBIT 9(b)

BROWN & WOOD LLP

ONE WORLD TRADE CENTER

NEW YORK, N.Y. 10048-0557

TELEPHONE: 212-839-5300

FACSIMILE: 212-839-5599

November 1, 1999

Merrill Lynch North Carolina Municipal Bond Fund of

Merrill Lynch Multi-State Municipal Series Trust
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We consent to the filing with Post-Effective Amendment No. 9 to the Registration Statement of Merrill Lynch North Carolina Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust on Form N-1A (File Nos. 33-48692 and 811-4375) of our opinion dated August 20, 1992, originally filed on August 20, 1992 as an Exhibit to Pre-Effective Amendment No. 1 to such Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

Very truly yours,

/s/ BROWN & WOOD LLP